Harney Westwood & Riegels LP Craigmuir Chambers PO Box 71 Road Town Tortola VG1110 British Virgin Islands Tel: +1 284 494 2233 Fax: +1 284 494 3547

[●] 2019

DRAFT

fergal.mcloughlin@harneys.com

+1 284 494 2233

049177.0002

Wunong Net Technology Company Limited

30 de Castro Street

P.O. Box 4519

Road Town

Tortola

BRITISH VIRGIN ISLANDS

Dear Sir or Madam

Wunong Net Technology Company Limited, Company No 2000335 (the Company)

We are lawyers qualified to practise in the British Virgin Islands and have acted as British Virgin Islands legal advisers to the Company in connection with the Company’s registration statement on Form F-1 and accompanying prospectus registered with the Securities and Exchange Commission (the Commission) on or around the date of this opinion under the United States Securities Act of 1933, as amended (the Securities Act)(the Registration Statement), relating to the offering by the Company of certain shares in the Company of no par value (the Shares).

We are furnishing this opinion as Exhibit [●] to the Registration Statement.

For the purposes of giving this opinion, we have examined the Corporate Documents (as defined in Schedule 1). We have not examined any other documents, official or corporate records or external or internal registers and have not undertaken or been instructed to undertake any further enquiry or due diligence in relation to the transaction which is the subject of this opinion or in relation to any British Virgin Islands companies other than the Company (including those British Virgin Islands companies, other than the Company, referenced in the Registration Statement).

In giving this opinion we have relied upon the assumptions set out in Schedule 2 which we have not verified.

Based solely upon the foregoing examinations and assumptions and having regard to legal considerations which we deem relevant, and subject to the qualifications set out in Schedule 3, we are of the opinion that under the laws of the British Virgin Islands:

1	Existence and Good Standing. The Company is a company duly incorporated with limited liability, and is validly existing and in good standing under the laws of the British Virgin Islands. The Company is a separate legal entity and is subject to suit in its own name.

A list of partners is available for inspection at our offices. Bermuda legal services provided through an association with Zuill & Co. VG:15939423_4	Anguilla | Bermuda | British Virgin Islands | Cayman Islands Cyprus | Hong Kong | London | Luxembourg | Montevideo São Paulo | Shanghai | Singapore | Vancouver www.harneys.com

2	Valid Issuance of Shares. The Shares to be sold and issued as contemplated by the Registration Statement have been duly authorised and, when issued and paid for in accordance with the Registration Statement and the Resolutions, will be validly issued, fully paid and non-assessable (meaning that no further sums will be payable with respect them). Shares in the Company are deemed to be issued when the name of the shareholder is entered in the register of members of the Company.

3	British Virgin Islands Law. The statements in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of British Virgin Islands law, are accurate in all material respects as at the date of this opinion and such statements constitute our opinion.

This opinion is confined to the matters expressly opined on herein and given on the basis of the laws of the British Virgin Islands as they are in force and applied by the British Virgin Islands courts at the date of this opinion. We have made no investigation of, and express no opinion on, the laws of any other jurisdiction. We express no opinion as to matters of fact. We express no opinion with respect to the commercial terms of the transactions the subject of this opinion.

In connection with the above opinion, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this firm in the Registration Statement under the headings “British Virgin Islands Taxation”, “Enforceability of Civil Liabilities”, and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not believe that we are “experts” within the meaning of such term used in the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

This opinion may be used only in connection with the offer and sale of the Shares while the Registration Statement is effective.

Yours faithfully

[DRAFT]

Harney Westwood & Riegels LP

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Schedule 1

List of Documents and Records Examined

1	a copy of the Certificate of Incorporation and Memorandum and Articles of Association of the Company obtained from the Registry of Corporate Affairs on [●] December 2019;

2	the records and information certified by [COVERDALE TRUST SERVICES LIMITED], the registered agent of the Company, on [●] 2019 of the statutory documents and records maintained by the Company at its registered office (the Registered Agent’s Certificate);

3	the public records of the Company on file and available for inspection at the Registry of Corporate Affairs, Road Town, Tortola, British Virgin Islands on [●] 2019;

4	the records of proceedings on file with, and available for inspection on [●] 2019 at the High Court of Justice, British Virgin Islands;

5	a copy of the unanimous written resolutions of the board of directors of the Company dated [●] 2019 approving the filing of the Registration Statement and authorising issue of the Shares (the Resolutions); and

6	the Registration Statement,

(1 to 6 above are the Corporate Documents).

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Schedule 2

Assumptions

1	Directors. The board of directors of the Company considers the issuance of the Shares in accordance with the Registration Statement to be in the best interests of the Company and no director has a financial interest in or other relationship to a party or the transactions contemplated by the Registration Statement which has not been properly disclosed in the Resolutions.

2	Authenticity of Documents. All original Corporate Documents are authentic, all signatures, initials and seals are genuine, all copies of the Registration Statement are true and correct copies and the Registration Statement conform in every material respect to the latest drafts of the same produced to us and, where the Registration Statement has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated.

3	Corporate Documents. All matters required by law to be recorded in the Corporate Documents are so recorded, and all corporate minutes, resolutions, certificates, documents and records which we have reviewed are accurate and complete, and all facts expressed in or implied thereby are accurate and complete, and the information recorded in the Registered Agent’s Certificate was accurate as at the date of the passing of the Resolutions.

4	No Steps to Wind-up. The directors and shareholders of the Company have not taken any steps to appoint a liquidator of the Company and no receiver has been appointed over any of the property or assets of the Company.

5	Resolutions. The Resolutions remain in full force and effect.

6	Unseen Documents. Save for the Corporate Documents provided to us there are no resolutions, agreements, documents or arrangements which materially affect, amend or vary the transactions envisaged in the Registration Statement.

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Schedule 3

Qualifications

1	Public Records. Records reviewed by us may not be complete for various reasons. In particular you should note that:

(a)	in special circumstances the court may order the sealing of the court record, which would mean that a record of the court action would not appear on the High Court register;

(b)	failure to file notice of appointment of a receiver with the Registry of Corporate Affairs does not invalidate the receivership but merely gives rise to penalties on the part of the receiver;

(c)	a liquidator of a British Virgin Islands company has 14 days after their appointment within which they must file notice of their appointment at the Registry of Corporate Affairs; and

(d)	although amendments to the Memorandum and Articles of Association of a company are normally effective from the date of registration with the Registry of Corporate Affairs, it is possible for a British Virgin Islands court to order that they be treated as being effective from an earlier date, and searches would not reveal the amendments until the court order was subsequently filed, and accordingly our searches would not indicate such issues.

2	Foreign Statutes. We express no opinion in relation to provisions making reference to foreign statutes in the Registration Statement.

3	Amendment. A British Virgin Islands court would not treat as definitive a statement in a contract that it could only be amended or waived in writing but would be able to consider all the facts of the case particularly where consideration had passed to determine whether a verbal amendment or waiver had been effected and if it found that it had such verbal amendment or waiver would be deemed to have also amended the stated requirement for a written agreement.

4	Good Standing. To maintain the Company in good standing under the laws of the British Virgin Islands, annual licence fees must be paid to the Registrar of Corporate Affairs.

5	Conflict of Laws. An expression of an opinion on a matter of British Virgin Islands law in relation to a particular issue in this opinion should not necessarily be construed to imply that the British Virgin Islands courts would treat British Virgin Islands law as the proper law to determine that issue under its conflict of laws rules.

6	Sanctions. The obligations of the Company may be subject to restrictions pursuant to United Nations and European Union sanctions as implemented under the laws of the British Virgin Islands.

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